Exhibit 99.1

RADIATION THERAPY SERVICES, INC.

PRESS RELEASE

Contacts: David Watson Chief Financial Officer Radiation Therapy Services, Inc. 239-931-7281 dwatson@rtsx.com	Investors: Nick Laudico / Zack Kubow The Ruth Group 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

Radiation Therapy Services Acquires Northern California Facility

- Provides Entry to Northern California Local Market -

FORT MYERS, FL, August 2, 2007 - Radiation Therapy Services, Inc. (Nasdaq: RTSX), a leading operator of radiation therapy centers, announced today it has acquired a radiation therapy treatment center in Redding, California. The acquisition provides the Company with entry into the Northern California local market, its second new local market entry of 2007.

The freestanding facility currently treats approximately 30 patients per day. The facility currently provides intensity modulated radiation therapy (IMRT), image guided radiation therapy (IGRT) and High Dose Rate Brachytherapy programs. The acquisition was financed by the Company's existing revolving credit facility and the Company did not assume any debt in the transaction.

Dr. Daniel Dosoretz, President and Chief Executive Officer, said, “California represents a significant growth opportunity for our business and we are pleased to enter the demographically attractive Northern California local market. The Redding facility is staffed by an excellent group of professionals led by Dr. Vidya S. Bobba, an experienced radiation oncologist with an established reputation in the area. With the addition of Dr. Bobba’s practice, we now operate 4 facilities in 3 local markets in California and we look forward to expanding our footprint in the state. We are excited to use this new center as a platform for further growth of our Northern California local market. The area has experienced strong demographic growth and has a solid payor mix. We look forward to additional growth of this new local market.”

About Radiation Therapy Services, Inc.
Radiation Therapy Services, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients. The Company's 81 treatment centers are clustered into 26 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and West Virginia. The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site www.rtsx.com. RTSXG

This release may contain forward-looking statements about the Company's future plans, expectations and objectives, including, but not limited to, the Company's expected financial results and estimates for 2007. Words such as "may," "will," "expect," "intend," "anticipate," "plan," "believe," "seek," "could" and "estimate" and variations of these words and similar expressions are intended to identify forward- looking statements. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to the Company's actual financial results, those risk factors described in the "Risk Factors" section and other information in the Company's most recently filed annual report on Form 10-K, as well as the Company's other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Readers of this release are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release.

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